Exhibit 99.2

VistaGen Therapeutics Announces Closing of $12.5 Million Underwritten Public Offering

SOUTH SAN FRANCISCO, Calif., August 5, 2020 -- (BUSINESS WIRE) -- VistaGen Therapeutics, Inc. (Nasdaq: VTGN), a biopharmaceutical company developing new generation medicines for anxiety, depression and other central nervous system (CNS) disorders, today announced the closing of its previously announced underwritten public offering of 15,625,000 shares of its common stock at a public offering price of $0.80 per share. Gross proceeds from the offering were $12.5 million, before underwriting discounts and commissions and estimated offering expenses. In addition, VistaGen granted the underwriter a 45-day option to purchase up to an additional 2,343,750 shares of common stock at the per share public offering price, less discounts and commissions.

VistaGen currently intends to use the net proceeds from the offering for the continued development of its CNS pipeline programs, general research and development, working capital and general corporate purposes.

Maxim Group LLC acted as sole book-running manager for the offering.

The securities described above were offered by VistaGen pursuant to an effective shelf registration statement on Form S-3 (File No. 333-234025), previously filed with the U.S. Securities and Exchange Commission (SEC) on September 30, 2019 and declared effective on October 7, 2019. The securities were offered by means of a prospectus supplement and accompanying prospectus, forming part of the registration statement. The prospectus supplement and accompanying prospectus relating to this public offering have been filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may be obtained by contacting Maxim Group LLC, at 405 Lexington Avenue, 2nd Floor, New York, NY 10174, Attention: Prospectus Department, by telephone at (212) 895-3745, or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About VistaGen Therapeutics, Inc.

VistaGen Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing new generation medicines for anxiety, depression and certain CNS diseases and disorders where current treatments are believed by VistaGen to be inadequate, resulting in high unmet need. Each of VistaGen's three drug candidates has a differentiated mechanism of action, an exceptional safety profile in all clinical studies to date, and therapeutic potential in multiple CNS markets. For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to our expectations regarding the underwriters’ potential exercise of their 45-day option to purchase up to an additional 2,343,750 shares of our common stock at the per share public offering price, less discounts and commissions (the “Over-allotment Option”). Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of additional shares of common stock to the underwriters pursuant to the Over-allotment Option, market and other conditions, and the impact of general economic, industry or political conditions in the United States or internationally. Therefore, there can be no assurance that the underwriters will exercise the Over-allotment Option. We will need to raise additional capital to fund our operations and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Certain other risks are more fully discussed in the section entitled "Risk Factors" in the final prospectus supplement and accompanying prospectus relating to the public offering, our most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the SEC. Our SEC filings are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

VistaGen Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com